UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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TOMMY HILFIGER CORPORATION

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TOMMY HILFIGER CORPORATION

NOTICE OF 2005 ANNUAL MEETING OF SHAREHOLDERS

To Be Held December 21, 2005

The 2005 Annual Meeting of Shareholders of Tommy Hilfiger Corporation will be held at The Fairmont Hamilton Princess Hotel, 76 Pittsbay Road, Hamilton, Bermuda, on Wednesday, December 21, 2005 at 12:00 noon, local time, for the following purposes:

1. To elect three directors to the Board of Directors of the Company for terms to expire at the 2008 Annual Meeting of Shareholders;

2. To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2006; and

3. To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

The Board of Directors has fixed the close of business on November 22, 2005 as the record date for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting or any adjournment thereof.

Shareholders are invited to attend the Annual Meeting. Any shareholder entitled to attend and vote at the Annual Meeting is entitled to appoint a proxy to attend and vote instead of him. Whether or not you expect to attend, WE URGE YOU TO VOTE, SIGN, DATE AND PROMPTLY RETURN the enclosed proxy card in the envelope provided, which requires no postage if mailed in the United States, or you may vote through the Internet or by telephone as directed on the enclosed proxy card. A proxy may be revoked by a shareholder at any time before the effective exercise thereof.

By order of the Board of Directors

NANCY T.Y. SHUM

Secretary

Hong Kong

November 23, 2005

TOMMY HILFIGER CORPORATION

9/F, Novel Industrial Building

850-870 Lai Chi Kok Road

Cheung Sha Wan, Kowloon, Hong Kong

PROXY STATEMENT

INTRODUCTION

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Tommy Hilfiger Corporation (the “Company”) of proxies to be used at the 2005 Annual Meeting of Shareholders of the Company (the “Annual Meeting”) to be held on Wednesday, December 21, 2005 at 12:00 noon, local time, at The Fairmont Hamilton Princess Hotel, 76 Pittsbay Road, Hamilton, Bermuda, and at any adjournment thereof.

The expected date of the first mailing of this Proxy Statement and the accompanying proxy card to the Company’s shareholders is November 23, 2005.

PROXY SOLICITATION

A proxy card is enclosed for use at the Annual Meeting. Proxies that are properly completed, signed and received prior to the Annual Meeting will be voted in accordance with the instructions of the persons executing the same. Unless instructed to the contrary, the proxies will be voted FOR Proposals 1 and 2 set forth in the Notice of the Annual Meeting. If any other matters are properly presented to the Annual Meeting for action, it is intended that the persons named in the enclosed proxy card and acting thereunder will vote in accordance with their best judgment on such matters. A proxy may be revoked by a shareholder at any time before the effective exercise thereof by submitting a subsequently dated proxy or by appearing in person and voting at the Annual Meeting.

The expense of preparing, printing and mailing this Proxy Statement and the proxies solicited hereby will be borne by the Company. Additional solicitation may be made by telephone, facsimile or other contact by certain directors, officers, employees or agents of the Company, none of whom will receive additional compensation therefor. The Company will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses for forwarding material to the beneficial owners of shares held of record by others.

A copy of the Annual Report of the Company containing audited financial statements for the fiscal year ended March 31, 2005 is enclosed herewith. Such report is not a part of this Proxy Statement.

On November 22, 2005, the record date for the determination of shareholders entitled to vote at the Annual Meeting, 92,162,581 Ordinary Shares, par value $.01 per share, of the Company (the “Ordinary Shares”) were outstanding and carry the right to one vote for each such share with respect to each matter to be voted on at the Annual Meeting.

Ordinary Shares represented by proxies that withhold authority to vote for a nominee for director or indicate an abstention or broker non-vote will be treated as shares present and entitled to vote for purposes of determining the presence of a quorum. However, such shares will not be treated as votes cast at the Annual Meeting and thus will have no effect on the outcome. The presence, in person or by proxy, of holders of at least 50% of the Ordinary Shares entitled to vote on proposals at the Annual Meeting will constitute a quorum.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth data as of November 1, 2005 concerning the beneficial ownership of Ordinary Shares by (i) the persons known to the Company to beneficially own more than 5% of the outstanding Ordinary Shares, (ii) all directors and nominees and each Named Executive Officer and (iii) all directors and executive officers as a group.

	Amount Beneficially Owned		Percent of Class (1)
Brandes Investment Partners, L.P. (2)	5,238,867		5.7%
11988 El Camino Real, Suite 500
San Diego, CA 92130

FMR Corp. (3)	9,621,080		10.5%
82 Devonshire Street
Boston, MA 02109

Iridian Asset Management LLC (4)	4,629,600		5.0%
276 Post Road West
Wesport, CT 06680-4704

Lord, Abbett & Co. (5)	11,037,487		12.2%
90 Hudson Street
Jersey Street, NJ 07302

Ziff Asset Management, L.P. (6)	5,674,730		6.2%
283 Greenwich Avenue
Greenwich, CT 06830

Directors and Named Executive Officers:

Thomas J. Hilfiger	3,968,548		4.3%

Joel J. Horowitz	516,182		*

David F. Dyer	500,001	(7)	*

Mario L. Baeza	20,000	(8)	*

Jerri L. DeVard	20,000	(8)	*

Clinton V. Silver	16,400	(8)	*

Robert T.T. Sze	16,800	(8)	*

Robert Rosenblatt	56,250	(9)	*

Theo Killion	25,000	(10)	*

Joel H. Newman	409,000	(11)	*

All directors and executive officers as a group (13 persons)	5,773,181	(12)	6.3%

*	Less than 1%.
(1)	Shares outstanding with respect to each person includes the right to acquire beneficial ownership of Ordinary Shares pursuant to currently exercisable stock options, if any, held by such person under Company stock option plans. See footnotes, 7, 8, 9, 10, 11 and 12. For purposes of this table, “currently exercisable” stock options includes options becoming vested and exercisable within 60 days from November 1, 2005.
(2)	Information based on Schedule 13G, dated May 18, 2005, filed with the Securities and Exchange Commission (“SEC”) by Brandes Investment Partners, L.P (“Brandes”) and certain of its control person affiliates. According to the Schedule 13G, Brandes, an investment adviser, had shared dispositive power over 5,238,867 of the shares and shared voting power over 4,960,669 of the shares.

(3)	Information based on Amendment No. 5 to Schedule 13G, dated February 14, 2005, filed with the SEC by FMR Corp. (“FMR”). According to the Schedule 13G, FMR, a parent holding company, had sole dispositive power over all of the shares and sole voting power over none of the shares.
(4)	Information based on Schedule 13G, dated February 8, 2005, filed with the SEC by and on behalf of Iridian Asset Management LLC, The Governor and Company of the Bank of Ireland, IBI Interfunding, BancIreland/First Financial, Inc., and BIAM (US) Inc. (collectively, the “Reporting Persons”). According to the Schedule 13G, the Reporting Persons had shared dispositive power and shared voting power over all of the shares.
(5)	Information based on Amendment No. 2 to Schedule 13G, dated February 2, 2005, filed with the SEC by Lord, Abbett & Co. (“Lord, Abbett”). According to the Schedule 13G, Lord, Abbett, an investment adviser, had sole dispositive power and sole voting power over all of the shares.
(6)	Information based on Schedule 13G, dated September 13, 2005, filed with the SEC by and on behalf of Ziff Asset Management, L. P., PBK Holdings, Inc. and Philip B. Korsant (collectively, the “reporting persons”). According to the Schedule 13G, the reporting persons had shared dispositive power and shared voting power over all of the shares.
(7)	Issuable upon the exercise of currently exercisable stock options under the Tommy Hilfiger Corporation 2001 Stock Incentive Plan and the Tommy Hilfiger Corporation 2003 Incentive Compensation Plan.
(8)	Issuable upon the exercise of currently exercisable stock options under the Tommy Hilfiger Corporation Non-Employee Directors Stock Option Plan and the Tommy Hilfiger Corporation 2003 Incentive Compensation Plan.
(9)	Issuable upon the exercise of currently exercisable stock options under the Tommy Hilfiger Corporation 2003 Incentive Compensation Plan.
(10)	Issuable upon the exercise of currently exercisable stock options under the Tommy Hilfiger Corporation 2001 Stock Incentive Plan.
(11)	Issuable upon the exercise of currently exercisable stock options under the Tommy Hilfiger U.S.A. and Tommy Hilfiger (Eastern Hemisphere) Limited 1992 Stock Incentive Plans and the Tommy Hilfiger Corporation 2001 Stock Incentive Plan.
(12)	Includes 1,288,451 Ordinary Shares issuable upon the exercise of currently exercisable stock options held by all directors and executive officers under the Tommy Hilfiger U.S.A. and Tommy Hilfiger (Eastern Hemisphere) Limited 1992 Stock Incentive Plans, the Tommy Hilfiger Corporation 2001 Stock Incentive Plan, the Tommy Hilfiger Corporation 2003 Incentive Compensation Plan, and the Tommy Hilfiger Corporation Non-Employee Directors Stock Option Plan.

PROPOSAL ONE:    ELECTION OF DIRECTORS

Nominees For Director

The Company’s Board of Directors currently consists of six members and is divided into three classes with staggered three-year terms. At each Annual Meeting of Shareholders, the successors of the class of directors whose terms expire at such meeting are elected for three-year terms.

The Company’s Board of Directors, on the recommendation of the Nominating & Governance Committee, has nominated three persons to be elected to the Board of Directors at the Annual Meeting for three-year terms, each of whom is currently a Director of the Company: Thomas J. Hilfiger, Jerri L. DeVard and Robert T.T. Sze. Messrs. Hilfiger and Sze are incumbent Directors up for re-election. Ms. DeVard was referred to the Company by a third party search firm and was reviewed, approved and appointed as a Director by the entire Board of Directors in February 2004.

The principal occupations and other biographical information of the nominees are as follows:

Thomas J. Hilfiger, 54, has been a Director and Principal Designer of the Company since 1992 and Honorary Chairman of the Board of the Company since 1994. Mr. Hilfiger served as Chairman of the Board of the Company from October 2002 to February 2003. Mr. Hilfiger was Vice Chairman of the Board of the Company and its predecessors from 1989 to 1994, and President of Tommy Hilfiger, Inc. from 1982 to 1989. Mr. Hilfiger has been designing clothes under the Tommy Hilfiger trademarks since 1984.

Jerri L. DeVard, 47, has been a Director of the Company since February 2004. Since January 2003, Ms. DeVard has served as the Senior Vice President of Brand Management and Marketing Communications for Verizon Communications (“Verizon”), a telecommunications company. Prior to joining Verizon, from March 1998 to December 2002, Ms. DeVard held several executive positions in marketing and business development at Citigroup, a financial services firm, with the most recent position being that of the Chief Marketing Officer, where she was responsible for the overall marketing, sales and integration of Citigroup’s e-commerce division as well as development and execution of the advertising and marketing for the AOL and Microsoft Partnerships. Ms. DeVard began her career with the Pillsbury Company where she spent ten years marketing a portfolio of brands before moving on to work for the NFL/Minnesota Vikings Football Club, Harrah’s Entertainment and Revlon.

Robert T.T. Sze, 64, was appointed as a Director of the Company in September 2002. Mr. Sze currently serves as a director and Chairman of the Audit Committee of a number of public companies in Hong Kong, including Asia Satellite Telecommunications Holdings Limited, which is also listed on the New York Stock Exchange. Previously, Mr. Sze served as a Partner of Price Waterhouse Hong Kong for over 20 years. Mr. Sze is a fellow of the Institute of Chartered Accountants in England and Wales and the Hong Kong Institute of Certified Public Accountants.

The election of the directors requires the affirmative vote of a plurality of the Ordinary Shares voted, in person or by proxy, at the Annual Meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH NOMINEE AS A DIRECTOR FOR A TERM TO EXPIRE AT THE 2008 ANNUAL MEETING OF SHAREHOLDERS.

Directors Whose Terms of Office Continue and Non-Director Executive Officers

The principal occupations and other biographical information of the directors of the Company whose terms continue are as follows:

Name	Expiration of Present Term
David F. Dyer	2006
Clinton V. Silver	2006
Mario L. Baeza	2007

David F. Dyer, 56, has served as the Company’s Chief Executive Officer, President and Director since August 2003. From June 2002 until August 2003, Mr. Dyer served as Executive Vice President and General Manager of the Customer Direct business of Sears, Roebuck & Co., a broadline retailer. From 1998 until June 2002 (when Sears, Roebuck & Co. acquired Lands’ End Inc.), Mr. Dyer served as President and Chief Executive Officer of Lands’ End Inc., an apparel company. Mr. Dyer began his career with Burdines, a division of Federated Department Stores, Inc. and held various merchandising and marketing posts during his 17 years there. He later served as President and Chief Operating Officer of Home Shopping Network and was Acting President of J. Crew Catalog, as a consultant for Texas Pacific Group, from 1997 to 1998. Mr. Dyer is also a Director of ADVO, Inc., a direct mail marketing services company listed on the New York Stock Exchange.

Clinton V. Silver, 76, has been a Director of the Company since 1994. Mr. Silver served as Deputy Chairman of Marks & Spencer plc, an international retailer based in London, from 1991 to 1994 and as a consultant from 1994 to 1999. In addition, Mr. Silver served as a director of Marks & Spencer plc from 1974 to 1994 and as Joint Managing Director from 1990 to 1994. Mr. Silver also served as Chairman of the British Fashion Council from 1994 to 1997.

Mario L. Baeza, 54, has been a Director of the Company since February 2004. Mr. Baeza is the founder and controlling shareholder of Baeza & Co. as well as Chairman of TCW/Latin America Partners, L.L.C. Baeza & Co. was formed in 1995 to create the first U.S. Hispanic-owned merchant banking firm focusing on the Pan-Hispanic region. In 1996, Baeza & Co. entered into a partnership with Trust Company of the West for the purpose of forming TCW/Latin America Partners, L.L.C. (“TCW/LAP”). Mr. Baeza served as Chairman and CEO of TCW/LAP from its inception in 1996. In 2003, Mr. Baeza relinquished day-to-day operating control of TCW/LAP in order to form The Baeza Group. The Baeza Group, controlled by Baeza & Co., is a Hispanic-owned alternative investment firm specializing in the management and distribution of private equity and hedge fund products. Prior to forming TCW/Latin America Partners in 1996, Mr. Baeza served as President of Wasserstein Perella International Limited and Chairman and CEO of Grupo Wasserstein Perella, the Latin American Division of the firm; and until 1994, was a partner at the law firm of Debevoise & Plimpton where, among other practices, he founded and headed the firm’s Latin America Group. Mr. Baeza is a director of Air Products and Chemicals, Inc., Ariel Mutual Fund Group, AusAm Biotechnologies, Inc. and Urban America LLC. The Board has appointed Mr. Baeza as Lead Director of the Board, effective October 31, 2005.

The principal occupations and other biographical information of the Company’s non-director executive officers are as follows:

Robert Rosenblatt, 47, has served as Chief Operating Officer of the Company since November 2004. Prior to joining the Company, Mr. Rosenblatt held various senior executive positions with the Home Shopping Network since 1997, including most recently as President of the U.S. Division of the Home Shopping Network from March 2001 to February 2004. From February 2004 until joining the Company, Mr. Rosenblatt served as a consultant for the retail industry.

James Gallagher, 47, has served as Executive Vice President—General Counsel of the Company since January 2005. From November 2004 to January 2005, Mr. Gallagher served as the acting General Counsel of Intellirisk Management Corporation, a customer management solutions provider specializing in collections, accounts receivable management and customer retention. From November 2002 through November 2004, Mr. Gallagher served as a legal consultant. From October 1996 to November 2002, Mr. Gallagher served as the Executive Vice President and General Counsel of the Home Shopping Network.

Theo Killion, 54, has served as Executive Vice President—Human Resources of the Company since January 2005 and as the Executive Vice President—Human Resources of the Company’s U.S. subsidiary, Tommy Hilfiger U.S.A., Inc. (“TH USA”), since March 2004. From January 1996 until March 2004, Mr. Killion served as the Vice President of Human Resources of The Limited, an apparel company and broadline retailer.

Joseph Scirocco, 49, is Chief Financial Officer, Executive Vice President and Treasurer of the Company. Mr. Scirocco has been an Executive Vice President of the Company since January 2005. Mr. Scirocco has been Chief Financial Officer since October 2002 and has held the title of Senior Vice President and Treasurer since 1997.

Quentin Walsh, 52, has served as Senior Vice President and Corporate Controller since January 2005. Prior to joining the Company, from November 1997 until January 2005, Mr. Walsh was the Controller of COACH, Inc., an apparel and accessories company whose shares are traded on the New York Stock Exchange.

Each Executive Officer of the Company also serves as an officer of one or more of the Company’s subsidiaries.

As previously announced, effective as of the close of business of October 31, 2005, Joel J. Horowitz retired as a Director and Non-Executive Chairman of the Board of Directors. In addition, David Tang has also resigned from the Board effective that date in order to more closely attend to other commitments.

Attendance at Annual Meeting

The Company’s 2004 Annual Meeting of Shareholders was held on November 1, 2004. Each of the Company’s Directors (then in office) was in attendance.

Committees of the Board of Directors

The Company’s Board of Directors maintains three standing committees: the Audit Committee, the Compensation Committee and the Nominating & Governance Committee (the “Standing Committees”). All three committees are composed entirely of independent directors. Each Committee operates under a written charter adopted by the Board of Directors. Each committee charter is available on our website, www.tommy.com (under the “Corporate Governance” caption). A copy of the Company’s Amended and Restated Audit Committee Charter is attached hereto as Appendix A.

The Audit Committee has been established in accordance with Section 3(a)(58)A of the Securities Exchange Act of 1934, as amended. The Audit Committee reviews the Company’s financial reporting process on behalf of the Board of Directors, appoints the accounting firm to serve as the Company’s Independent Registered Public Accounting Firm, approves services provided to the Company by the Company’s independent auditors and reviews transactions among the Company and its affiliates. The Audit Committee consists of Mr. Sze, who is the Chairman, Mr. Baeza and Mr. Silver, each of whom meets the standards for independence for audit committee members under SEC rules and New York Stock Exchange listing standards. Each Audit Committee member is financially literate, as required of audit committee members by the New York Stock Exchange. The Board of Directors has determined that Mr. Sze is an audit committee financial expert (as defined by SEC rules) and is independent (as defined by SEC rules). Mr. Sze also serves on the audit committee of one U.S. public company and several Hong Kong public companies. The Board of Directors of the Company has determined that such simultaneous service would not impair the ability of Mr. Sze to effectively serve on the Company’s Audit Committee.

The Compensation Committee is responsible for supervising the Company’s compensation policies, administering the employee stock incentive plans, reviewing officers’ salaries and bonuses, approving significant changes in employee benefits and recommending to the Board of Directors such other forms of remuneration as it deems appropriate. The Compensation Committee consists of Ms. DeVard, who is the Chair, Mr. Baeza and Mr. Sze.

The Nominating & Governance Committee is responsible for (i) assisting the Board of Directors by identifying individuals qualified to become Board members, consistent with the criteria approved by the Board, and to select or recommend that the Board select, the director nominees for the next annual meeting of shareholders; (ii) to recommend to the Board the corporate governance guidelines applicable to the Company; (iii) to lead the Board in its annual review of the Board and management’s performance; and (iv) to recommend to the Board director nominees for each committee. The Nominating & Governance Committee consists of Mr. Silver, who is the Chairman, Mr. Baeza, Ms. DeVard and Mr. Sze.

In October 2004, the Board of Directors of the Company formed a Special Committee of independent directors (the “Special Committee”), consisting of Clinton Silver, Mario Baeza, and Jerri DeVard, to conduct an independent investigation into matters arising out of the investigation by the U.S. Attorney of the Southern District of New York (“USAO”) regarding buying office commission rates. On August 10, 2005, the Company announced that it had resolved the investigation by executing a non-prosecution agreement with the USAO. Mr. Silver is Chairman of the Special Committee.

During the 2005 fiscal year, the Board of Directors held 12 meetings, the Audit Committee held 8 meetings, the Compensation Committee held 5 meetings, the Nominating & Governance Committee held 2 meetings, and the Special Committee held 15 meetings. Over this period, each of the Company’s incumbent Directors participated in at least 75% of the aggregate of (i) the total number of meetings of the Board of Directors (held during the period for which he/she has been a Director) and (ii) the total number of meetings held by all committees of the Board of Directors on which he/she served (during the periods that he/she served).

Identifying and Evaluating Nominees for Director

The Company’s Nominating and Governance Committee is responsible for reviewing the qualifications and independence of the members of the Board and its various committees on a periodic basis as well as the composition of the Board as a whole. This assessment will include members’ qualification as independent, as well as consideration of diversity, age, skills, and experience in the context of the needs of the Board. Nominees for directorship will be recommended to the Board by the Nominating & Governance Committee in accordance with the policies and principles in its charter. The invitation to join the Board is extended by the Board itself, by the Chairman of the Nominating & Governance Committee and the Chairman of the Board.

When the Nominating & Governance Committee or another Board member identifies the need to add a new Board member with specific qualifications or to fill a vacancy on the Board, the Nominating & Governance Committee initiates a search and seeks input from Board members, as well as other advisors, and may hire a search firm, if necessary, to assist in the search process.

In evaluating candidates, regardless of how recommended, the Nominating & Governance Committee considers, among other things, the following criteria: (i) whether the candidate is prepared and qualified to represent the best interests of the Company’s shareholders; (ii) whether the candidate’s skills and experiences would benefit the Board in rendering its service to the Company; (iii) whether the candidate’s personal and professional values and ethics are consistent with those of the Company; and (iv) whether the candidate is committed to spending the necessary time and effort in fulfilling his or her Board related duties. The Nominating & Governance Committee does not intend to change the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether the candidate was recommended by a shareholder or not.

The Nominating & Governance Committee keeps the full Board informally informed of the search process and may have the candidate interview with the full Board. Once the Nominating & Governance Committee considers and approves the final candidate, it then recommends such nominee to the full Board for its approval.

These guidelines were implemented in June 2004. No new directors were nominated after these new guidelines were implemented.

Shareholder Nominees

As provided in the Company’s Nominating & Governance Committee Charter, the Company will consider director candidates recommended by shareholders. Shareholders who wish to make such a recommendation should send the recommendation to Tommy Hilfiger Corporation, Attention: Secretary, c/o Tommy Hilfiger U.S.A., Inc., 601 W. 26th Street, New York, NY 10001; with a copy to the same address, Attention: Vice President of Corporate Affairs. The envelope must contain a clear notation that the enclosed letter is a “Director Nominee Recommendation.” The letter must identify the author as a shareholder, provide a brief summary of the candidate’s qualifications and history and must be accompanied by evidence of the sender’s stock ownership. Any director recommendations will be reviewed by the Company’s Secretary and forwarded to the Chairman of the Nominating & Governance Committee for further review and evaluation. If the Chairman of the Nominating & Governance Committee believes that the candidate fits the criteria of a director described above, the recommendation will be shared with the entire Board.

Communications with the Board or the Presiding Director

The independent directors have selected Clinton Silver as Presiding Director. Among other things, the Presiding Director chairs executive sessions of non-management directors, held at least three times a year. You can contact the Company’s Board of Directors, non-management directors as a group, the Presiding Director or any other director by writing to the Board, the Company’s non-management directors as a group, or such director c/o Secretary, Tommy Hilfiger Corporation, c/o Tommy Hilfiger U.S.A., Inc., 601 W. 26th Street, New York, NY 10001; with a copy to the same address, Attention: Vice President of Corporate Affairs. The Secretary will promptly forward any communication unaltered to the Board, non-management directors as a group or such director.

Corporate Governance Guidelines

The Board of Directors has adopted corporate governance principles to provide guidelines for the Board to ensure effective corporate governance. The Company’s Corporate Governance Guidelines are available at the Company’s website, www.tommy.com (under the “Company Info” caption followed by the “Corporate Governance” caption).

Code of Ethics

The Company has adopted a Code of Business Conduct and Ethics and a Code of Ethics for the CEO and Senior Financial Officers that applies to its principal executive officer, its principal financial officer, principal accounting officer or controller and other persons performing similar functions. Both codes are posted on the Company’s website, www.tommy.com, (under the “Company Info” caption, followed by the “Corporate Governance” caption) and are also available in print to any shareholder who requests it by written request addressed to Tommy Hilfiger Corporation, Attention: Secretary, c/o Tommy Hilfiger U.S.A., Inc., 601 W. 26th Street, New York, NY 10001; with a copy to the same address, Attention: Vice President of Corporate Affairs. The Company intends to satisfy the disclosure requirement regarding any amendment to, or a waiver of, a provision of the Code of Ethics for CEO and Senior Financial Officers by posting such information on our website. In addition, the Company’s Chief Executive Officer submitted his most recent annual certification to the NYSE under Section 303A.12 of the NYSE Listing Standards on February 2, 2005.

Director Compensation

Directors who are officers or employees of the Company or any of its subsidiaries receive no additional compensation for their service on the Board of Directors and its Committees. For the fiscal year ended March 31, 2005, all Non-Employee Directors receive the following retainers: $40,000 per annum for members of the Board of Directors; $5,000 per annum for members of standing committees; and $3,000 per annum for Chairmen of standing committees. The Non-Employee Directors also receive $2,000 for attendance at each meeting of the Board of Directors or a committee. In addition, the Non-Employee Directors participate in the Tommy Hilfiger Corporation Non-Employee Directors Stock Option Plan and the Tommy Hilfiger Corporation 2003 Incentive Compensation Plan. See “Stock-Based Plans.” In August 2005, the Board of Directors approved the recommendation of the Nominating and Goverance Committee to increase the amount paid to the Chairman of the Board Committees as follows: Chairman of the Audit Committee, $10,000 per annum, Chairman of the Compensation Committee, $5,000 per annum and the Chairman of the Nominating and Governance Committee, $5,000 per annum.

Each member of the Special Committee is paid $2,000 for each meeting of the Special Committee which he or she attends, as well as $250 per hour for each day or significant portion thereof devoted to reviewing any Special Committee related matters. The Chairman of the Special Committee also receives $3,000 per annum.

In consideration for his services as Non-Executive Chairman of the Board from April 1, 2005 to October 31, 2005, the Company paid Mr. Horowitz at a rate of $40,000 per year, plus benefits. Mr. Horowitz received $5,000 for attendance at each meeting of the Board of Directors of the Company during such period.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth the compensation paid and accrued by the Company and its subsidiaries for the fiscal years ended March 31, 2005, 2004 and 2003 to the Company’s chief executive officer during such periods and the five other most highly compensated executive officers (the “Named Executive Officers”).

For the fiscal year ended March 31, 2003, Mr. Horowitz served as the Company’s Chief Executive Officer and President and continued to hold such positions until August 2003. In August 2003, Mr. Dyer became Chief Executive Officer and President of the Company.

	Annual Compensation							Long-Term Compensation
								Awards
Name and Principal Position	Fiscal Year	Salary ($)		Bonus ($)		Other Annual Compensation		Restricted Stock Awards ($)		Securities Underlying Stock Options (#)	All Other Compensation ($)
Joel J. Horowitz Former Non-Executive Chairman of the Board, and former Chief Executive Officer and President	2005 2004 2003	1,000,000 676,595 662,678		250,000 8,209,000 7,645,000	(3) (3)	219,244 — —	(1)	— — —		— — —	4,250 6,150 6,000	(2) (2) (2)

Thomas J. Hilfiger Honorary Chairman of the Board and Principal Designer	2005 2004 2003	14,546,000 18,344,000 20,563,000	(4) (4) (4)	— — —		— — —		— — —		— — —	6,300 6,150 6,000	(2) (2) (2)

David F. Dyer Chief Executive Officer and President	2005 2004 2003	1,250,000 833,333 —	(6)	187,500 2,500,000 —	(5) (7)	464,701 164,385 —	(1) (1)	— — —		500,000 500,000 —	2,100 206,082 —	(2) (8)

Robert Rosenblatt Chief Operating Officer	2005 2004 2003	309,626 — —	(9)	350,000 — —	(10)	— — —		224,250 — —	(11)	225,000 — —	22,523 — —	(12)

Joel H. Newman Former Executive Vice President—Finance and Operations	2005 2004 2003	609,950 950,000 850,000	(13)	634,000 950,000 567,000		— — —		— — —		— — 50,000	— 16,150 16,400	(14) (14)

Theo Killion Executive Vice President—Human Resources	2005 2004 2003	500,000 3,640 —	(15)	56,250 175,000 —	(16)	— — —		— — —		50,000 100,000 —	— — —

(1)	Amount represents imputed value in the amount shown for personal travel on private aircraft, paid for by the Company, based on the Company’s aggregate incremental cost.
(2)	Amount represents employer matching contribution under the Tommy Hilfiger U.S.A. 401(k) Profit Sharing Plan (the “401(k) Plan”).
(3)	Pursuant to an incentive plan approved by shareholders of the Company, Mr. Horowitz received an annual bonus equal to 5% of the Company’s earnings.
(4)	Pursuant to an employment agreement entered into prior to the Company’s initial public offering, Mr. Hilfiger receives annual salary payments equal to $900,000 plus 1.5% of the net sales (as defined in the agreement) of TH USA and its subsidiaries over $48,333,333. See “Certain Employment Agreements.”
(5)	On August 10, 2005, the Company and Mr. Dyer entered into an agreement at Mr. Dyer’s initiative that waived $125,000 of his bonus for the fiscal year ended March 31, 2005 that he was otherwise entitled to receive under his employment agreement so that his bonus payout aligned and was consistent with the percentage of target payouts of other employees of the Company. See “Certain Employment Agreements”.
(6)	For the fiscal year ended March 31, 2004, Mr. Dyer’s annual base salary was $1,250,000. The amount listed represents the payment of Mr. Dyer’s salary from the commencement of his employment until the end of the Company’s fiscal year.

(7)	Amount includes a bonus of $1,000,000 paid to Mr. Dyer upon commencement of his employment.
(8)	Amount primarily includes (i) payment of relocation related expenses in the amount of $49,549 in connection with Mr. Dyer’s employment with the Company; and (ii) payment of legal fees in the amount of $154,075 in connection with the preparation of Mr. Dyer’s employment agreement.
(9)	For the fiscal year ended March 31, 2005, Mr. Rosenblatt’s annual base salary was $750,000. The amount listed represents the payment of Mr. Rosenblatt’s salary from the commencement of his employment until the end of the Company’s fiscal year.
(10)	Amount represents a bonus of $350,000 paid to Mr. Rosenblatt upon commencement of his employment.
(11)	Amount represents 25,000 shares of restricted stock granted to Mr. Rosenblatt at a value of $8.97 per share. These shares of restricted stock vest three years from the date of grant.
(12)	Amount primarily includes reimbursed expenses related to temporary housing.
(13)	For the fiscal year ended March 31, 2005, Mr. Newman’s annual base salary was $950,000. The amount listed represents the payment of Mr. Newman’s salary from the commencement of the fiscal year until his retirement from the Company in November 2004.
(14)	Amount represents employer matching contribution under the 401(k) Plan plus reimbursement for supplemental term life insurance premium payments of $10,000.
(15)	For the fiscal year ended March 31, 2004, Mr. Killion’s annual base salary was $475,000. The amount listed represents the payment of Mr. Killion’s salary from the commencement of his employment until the end of the Company’s fiscal year.
(16)	Amount represents a bonus paid to Mr. Killion upon commencement of his employment.

Stock Option Grants

The following table sets forth information regarding grants of stock options during fiscal year 2005 to the Named Executive Officers.

Stock Option Grants In Last Fiscal Year

	Individual Grants					Grant Date Value
Name	Number of Securities Underlying Options Granted		% of Total Options Granted to Employees in Fiscal Year	Exercise Price $/Share	Expiration Date	Grant Date Present Value ($)
Thomas J. Hilfiger	—		—	—	—	—
Joel J. Horowitz	—		—	—	—	—
David F. Dyer	500,000	(1)	20.1	$17.195	4/1/2014	$3,287,650	(2)
Robert Rosenblatt	225,000	(3)	9.0	$8.975	11/4/2014	$751,050	(4)
Joel H. Newman	—		—	—	—	—
Theo Killion	50,000	(3)	2.0	$11.68	3/31/2015	$212,015	(5)

(1)	The stock options granted to Mr. Dyer on April 1, 2004, were non-qualified options granted pursuant to the Tommy Hilfiger Corporation 2001 Stock Incentive Plan. Such options become exercisable at a rate of 33 and 1/3% on each anniversary of the grant date.
(2)	The fair value of these options on the date of grant was estimated using the Black-Scholes option-pricing model with the following assumptions: volatility of 52%; risk-free interest rate of 2.57%, expected life of 3 years; and no future dividends. The dollar amount in this column is not intended to forecast potential future appreciation, if any, of the Company’s Ordinary Shares.
(3)	The stock options were non-qualified options granted pursuant to the Tommy Hilfiger Corporation 2003 Incentive Compensation Plan. Such options become exercisable at a rate of 25%, 25% and 50% on each of the first 3 anniversaries of the grant date.
(4)	The fair value of these options on the date of grant was estimated using the Black-Scholes option-pricing model with the following assumptions: volatility of 49%; risk-free interest rate of 3.09%, expected life of 3 years; and no future dividends. The dollar amount in this column is not intended to forecast potential future appreciation, if any, of the Company’s Ordinary Shares.
(5)	The fair value of these options on the date of grant was estimated using the Black-Scholes option-pricing model with the following assumptions: volatility of 48%; risk-free interest rate of 3.91%, expected life of 3 years; and no future dividends. The dollar amount in this column is not intended to forecast potential future appreciation, if any, of the Company’s Ordinary Shares.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

The following table sets forth information regarding stock option exercises during the fiscal year ended March 31, 2005 by the Named Executive Officers, and the values of such officer’s unexercised options as of March 31, 2005.

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Stock Options at Fiscal Year-End (#) Exercisable/ Unexercisable	Value of Unexercised In-the-Money Stock Options at Fiscal Year-End ($) Exercisable/ Unexercisable
Thomas J. Hilfiger	—	—	—	—
Joel J. Horowitz	—	—	—	—
David F. Dyer	—	—	166,667 / 833,000	$255,001 / $509,999
Robert Rosenblatt	—	—	0/225,000	0 / $613,125
Joel H. Newman	—	—	—	—
Theo Killion	—	—	25,000 / 125,000	0 / $1,000

Supplemental Executive Retirement Plan

The Company maintains the Tommy Hilfiger U.S.A., Inc. Supplemental Executive Retirement Plan (the “SERP”), a nonqualified unfunded plan, to provide retirement benefits to senior executives designated by the Chief Executive Officer of TH USA. As of March 31, 2005, Mr. Newman, who retired from the Company in November 2004, was the only named Executive Officer receiving payments under the SERP.

Pension Plan Table. The following table shows the estimated hypothetical annual benefit payable under the SERP to participants retiring at age 65 based on the specified final average compensation and years of service.

Final Average Base Salary	Years of Service
	15	20	25	30	35
$ 250,000	$75,000	$100,000	$125,000	$125,000	$125,000
300,000	90,000	120,000	150,000	150,000	150,000
350,000	105,000	140,000	175,000	175,000	175,000
400,000	120,000	160,000	200,000	200,000	200,000
450,000	135,000	180,000	225,000	225,000	225,000
500,000	150,000	200,000	250,000	250,000	250,000
750,000	225,000	300,000	375,000	375,000	375,000
1,000,000	300,000	400,000	500,000	500,000	500,000
1,250,000	375,000	500,000	625,000	625,000	625,000

The benefit payable under the SERP is a lifetime annuity equal to 2% of the participant’s average base salary for the last three full calendar years of employment multiplied by the participant’s years of service (up to a maximum of 25 years). Payments to vested participants commence after termination of employment and upon the earlier of (i) the attainment of age 65 or (ii) the request of the participant at any time after the attainment of age 55 (in which case the annual amount is reduced by 5% per year for each year it is paid before the participant’s attainment of age 65). Participants become vested under the SERP upon the earliest of (a) the completion of 10 years of service, (b) the attainment of age 40 and completion of five years of service or (c) the attainment of age 65; provided, however, that TH USA may from time to time in its sole discretion determine that participants become vested at such earlier time as TH USA by action of the Board of Directors so determines; provided that a participant who is terminated for “cause” (as defined in the SERP) will forfeit all rights to the SERP benefit (whether or not vested). Payments under the SERP are subject to any applicable Social Security or other taxes required to be withheld by law.

On October 22, 2004, the President signed the American Jobs Creation Act of 2004 (the “AJCA”), which changes the tax laws governing the operation of deferred compensation plans such as the SERP. Although the AJCA imposes numerous requirements on deferred compensation plans, these new requirements do not apply to benefits accrued and vested as of December 31, 2004 (unless the plan is “materially modified” thereafter).

In order to preserve the favorable tax treatment with respect to grandfathered SERP benefits and to ensure the SERP is not materially modified, the Company recently proposed amendments to the SERP that “froze” the SERP effective as of December 31, 2004. This means that, effective as of January 1, 2005, participants will no longer earn or accrue any additional benefits under the SERP and any future salary increases will not be taken into account under the SERP benefit formula. This freezing of the SERP in no way impacts or reduces the SERP benefit accrued as of December 31, 2004. Participants will be entitled to receive a distribution of their SERP benefit accrued as of December 31, 2004 at such time or times a distribution is permitted under the terms of the SERP in effect prior to 2005.

For purposes of the SERP, the amount specified in the Annual Compensation portion of the Summary Compensation Table under the heading “Salary” would constitute “base salary.” As of March 31, 2005, Mr. Newman completed 12 years of service and was vested under the SERP. Mr. Newman currently receives monthly payments under the SERP in the amount of $16,200. Mr. Dyer was scheduled to become vested under the SERP in August 2006 (following three years of service to TH USA). However, owing to the freeze of the SERP described above, Mr. Dyer will not accrue any benefit under this program.

Certain Employment Agreements

The Company (including its subsidiaries) had employment agreements with Messrs. Hilfiger, Horowitz, Dyer and Newman during the fiscal year ended March 31, 2005. The Company (including its subsidiaries) had letter agreements with Messrs. Rosenblatt and Killion during the fiscal year ended March 31, 2005.

Thomas J. Hilfiger

The employment agreement with Mr. Hilfiger, the Company’s Honorary Chairman of the Board and Principal Designer, provides for his employment as the designer of all products carrying the Tommy Hilfiger trademarks until his death, disability or incompetence. Mr. Hilfiger receives an annual base salary of $900,000, subject to adjustments. If net sales (as defined in the agreement) of TH USA and its subsidiaries are less than $48,333,333 in any year, Mr. Hilfiger’s base salary for such year is reduced by 1.5% of such shortfall, to not less than $500,000. If net sales are greater than $48,333,333 in any fiscal year, Mr. Hilfiger receives an additional payment equal to 1.5% of such excess. If Mr. Hilfiger terminates his employment without the consent of TH USA other than by reason of his death, disability or incompetence, TH USA will have no further obligations under the agreement. The agreement provides that TH USA and its subsidiaries cannot enter into any line of business without the consent of Mr. Hilfiger if he shall reasonably determine that such line of business would be detrimental to the Tommy Hilfiger trademarks.

Joel J. Horowitz

As previously announced, effective as of the close of business on October 31, 2005, Mr. Horowitz retired as a Director and Non-Executive Chairman of the Board of Directors. On April 1, 2004, the Company and TH USA entered into an employment agreement with Mr. Horowitz (the “FY 2005 Agreement”). Under this agreement, Mr. Horowitz served as the Executive Chairman of the Company and TH USA for a term ending March 31, 2005. Mr. Horowitz’s agreement provided for him to receive base salary of $1,000,000 for the fiscal year ending March 31, 2005. He was also eligible for an annual cash bonus based upon achieving specified revenue and net income goals, with a target bonus of 100% of his base salary and a maximum bonus of 200% of his base salary. Under this agreement, Mr. Horowitz was not entitled to receive any stock options, restricted stock or other long term incentive compensation. If the Company terminated Mr. Horowitz’s employment without cause or he resigned for good reason, he would be entitled to a lump sum payment of his base salary through the term of the agreement, plus any payment of his bonus for the fiscal year ending March 31, 2005 based on actual performance for the year. Mr. Horowitz has agreed in his employment agreement to abide by covenants regarding Company ownership of his work product, confidentiality of Company information, non-competition, and non-solicitation of Company employees, and to cooperate with the Company and its affiliates after termination of his employment in litigations and governmental investigations. The FY 2005 Agreement expired on March 31, 2005.

From April 1, 2005 to October 31, 2005, Mr. Horowitz served as the Non-Executive Chairman of the Board of the Company. In consideration for his services as Non-Executive Chairman of the Board, the Company paid Mr. Horowitz at a rate of $40,000 per year, plus benefits. Mr. Horowitz also received $5,000 for attendance at each meeting of the Board of Directors of the Company during such period. Mr. Horowitz retired from the Company at the Board of Directors’ meeting held on October 31, 2005.

Prior to entering into the FY 2005 Agreement, Mr. Horowitz had an employment agreement which originally provided for his employment as Chief Executive Officer of TH USA until March 31, 2004, and which was revised upon the appointment of Mr. Dyer in August 2003 to provide for Mr. Horowitz’s employment as Executive Chairman of the Company and TH USA. The agreement provided for an annual base salary, which in fiscal 2004 was $676,595, with increases from the prior year by the average percentage increase for all employees of TH USA.

The Company is subject to Section 162(m) of the Internal Revenue Code of 1986, as amended (“Section 162 (m)”), under which public companies are not permitted to deduct for federal income tax purposes annual compensation paid to certain executive officers in excess of $1,000,000 per executive, unless such excess is paid pursuant to an arrangement based upon performance and approved by shareholders and provided that the other requirements set forth in Section 162 (m) and related regulations are met. Payments required to be made pursuant to the aforementioned employment agreement with Mr. Hilfiger, which was entered into prior to the effective date of Section 162(m), are not subject to such restrictions.

On August 6, 1998, the Company’s Compensation Committee approved and the Board of Directors adopted, and on November 2, 1998, the shareholders approved, the renewal of the Tommy Hilfiger U.S.A., Inc. Supplemental Executive Incentive Compensation Plan (the “SEIC Plan”), which was scheduled to terminate on April 1, 1999, for each of the five fiscal years in the period ending March 31, 2004. The purpose of the SEIC Plan was to provide a significant and flexible economic opportunity to Mr. Horowitz, in an effort to reward his contribution to the Company and its subsidiaries. The SEIC Plan was administered by the Company’s Compensation Committee and provided for a cash award to Mr. Horowitz equal to 5% of the Company’s consolidated earnings before depreciation, interest on financing of fixed assets, non-operating expenses and taxes (“operating earnings”). Awards under the plan were calculated and paid quarterly based on 3.75% of operating earnings for the first three fiscal quarters, with the remaining amount of the bonus (based on the 5% rate) paid at the end of the fiscal year. The amount of the award was reduced by the amount of any other bonuses paid or payable under any employment or bonus agreement between the Company or TH USA and Mr. Horowitz. The SEIC Plan did not contain any cap on the maximum amount of the bonus payable thereunder. While the Company believes that compensation payable pursuant to the SEIC Plan will be deductible for federal income tax purposes pursuant to Section 162(m), there can be no assurance in this regard. The SEIC Plan expired on March 31, 2004.

The employment agreement with Mr. Hilfiger, and Mr. Horowitz’s prior employment agreement, also provide that such executives are eligible to receive additional annual bonuses at the discretion of TH USA’s Board of Directors or Compensation Committee. If, however, compensation is awarded based on an arrangement that does not satisfy the requirements of Section 162(m), the Company would not be allowed to deduct for tax purposes any payments in excess of the $1,000,000 limitation. No discretionary bonuses were paid to these executives with respect to the Company’s last three fiscal years.

On June 29, 2001, the Company and Tommy Hilfiger (Eastern Hemisphere) Limited, a subsidiary of the Company (“THEH”) entered into a stock purchase agreement (the “Stock Purchase Agreement”) with TH Europe

Holdings Limited, a subsidiary of AIHL (“TH Europe Holdings”), pursuant to which THEH agreed to acquire from TH Europe Holdings all of the issued and outstanding shares of capital stock of TH International N.V. (“THNV”), the owner of Tommy Hilfiger Europe B.V. (“TH Europe”), the Company’s European licensee, for a cash purchase price of $200,000,000 plus acquisition related costs of $6,789,000 and assumed debt of $42,629,000. Also on June 29, 2001, AIHL executed a guarantee of the performance by TH Europe Holdings of its obligations under the Stock Purchase Agreement. The TH Europe Acquisition was completed on July 5, 2001.

Messrs. Hilfiger and Horowitz have agreed to waive any additional compensation attributable to the net sales and operating earnings of the Company’s acquired European licensee to which they might otherwise be contractually entitled under their existing (and in Mr. Horowitz’s case, his prior) employment arrangements.

David F. Dyer

On August 3, 2003, the Company and TH USA entered into an employment agreement with Mr. Dyer for him to serve as Chief Executive Officer and President of the Company and TH USA for an initial term ending March 31, 2007. Mr. Dyer’s agreement provides for him to receive a base salary of at least $1,250,000 per year, with annual increases at least equal to the average annual base salary increases provided TH USA’s corporate employees generally in the annual review process. He is also eligible for an annual cash bonus based upon achieving specified revenue and net income goals, with a target bonus of 100% of his base salary and a maximum bonus of 200% of his base salary. He also received a cash signing bonus of $1,000,000.

Mr. Dyer was granted an option to purchase 500,000 ordinary shares under the Tommy Hilfiger Corporation 2001 Stock Incentive Plan on the effective date of his agreement. The Company has also agreed to make additional 500,000 share option grants on April 1, 2004 and April 1, 2005 (subject to adjustment in the event of any stock splits or other changes in capitalization or corporate transactions). Mr. Dyer’s option grants will vest in three equal annual installments. However, upon a change of control of the Company, the options will vest on an accelerated basis and will remain exercisable for their full remaining terms notwithstanding any subsequent termination of his employment other than for cause.

If the Company terminated Mr. Dyer’s employment without cause or he resigns for good reason, he would be entitled to be paid cash severance equal to his annual base salary plus his target annual bonus, times a multiplier that varies depending on the circumstances, as explained below. He would also be paid a pro-rata annual bonus for the fiscal year of termination, based on actual performance for the year. If a termination of employment were to occur in anticipation of, or within the period of 24 months following, a change of control, he would receive a lump sum severance payment with a multiplier of three. In all other cases, the multiplier would be two, and the cash severance would be paid as salary continuation over 24 months. In addition, if Mr. Dyer resigned voluntarily without good reason during the 30-day period beginning on the first anniversary of a change of control, he would be entitled to a lump sum severance benefit, with a multiplier of one. The employment agreement provides that Mr. Dyer will be reimbursed for legal fees incurred in connection with entering into his employment agreement and for any federal excise taxes imposed on payments that are contingent on a change of control.

Mr. Dyer has agreed in his employment agreement to abide by covenants regarding Company ownership of his work product, confidentiality of Company information, non-competition, and non-solicitation of Company employees, and to cooperate with the Company and its affiliates after termination of his employment in litigations and governmental investigations.

On August 10, 2005, the Company, TH USA and Mr. Dyer entered into an agreement, at Mr. Dyer’s initiative, that waives certain bonus payments and salary increases he would otherwise have been contractually entitled to receive under his August 2003 employment agreement. Mr. Dyer had initiated discussions with the Compensation Committee of the Company’s Board of Directors last year about his request for these waivers in order to better align with the Company’s employee compensation structure in view of what he believed was good management practice at a time of corporate repositioning.

To that end, under the terms of the waiver, Mr. Dyer (i) acknowledges his waiver of $125,000 of his bonus for the fiscal year ended March 31, 2005 that he was otherwise entitled to receive under the employment agreement so that his bonus payout aligned and was consistent with the percentage of target payouts of other employees of the Company; (ii) acknowledges his waiver of the $37,500 increase in his annual base salary that was to have taken effect pursuant to his employment agreement beginning on October 1, 2004; and (iii) waives the additional $51,500 increase in his annual base salary that would otherwise take effect pursuant to his employment agreement on October 1, 2005, which was calculated on the basis that the scheduled October 2004 salary increase was not, in fact, waived. In addition, Mr. Dyer, in his sole discretion, may waive the increase in his base salary that will be due on October 1, 2006 as well as portions of any bonus for the fiscal years ending March 31, 2006 and 2007 that may be payable under the bonus calculation formula in his employment agreement.

The waiver stipulates that the waived amounts will not be repaid, with the only exception being if Mr. Dyer’s employment were to be terminated by the Company prior to the March 31, 2007 term of his employment agreement without cause or by Mr. Dyer for good reason (as such terms are defined in his employment agreement). However, in no event will the waived amounts be paid if Mr. Dyer’s employment is terminated following or in connection with a change of control (as defined in the employment agreement). Solely for purposes of calculating the amount of any severance payments payable to Mr. Dyer under the employment agreement following termination of his employment, he will be treated as if his annual base salary rate were the amount that would have been payable to him under the employment agreement in the absence of his waivers.

Robert Rosenblatt

On November 4, 2004, TH USA entered into a letter agreement with Mr. Rosenblatt, providing for his employment as Group President and Chief Operating Officer of TH USA and Chief Operating Officer of the Company.

Under the terms of the letter agreement, Mr. Rosenblatt will receive an annual base salary of $750,000, subject to annual review, and will be eligible to participate in the Company’s Incentive Compensation Plan beginning in fiscal 2006, with incentive levels set at 100% of his base salary. Mr. Rosenblatt will participate in all benefit plans and programs the Company provides to all employees in accordance with their terms and conditions as they may be modified by the Company from time to time. The letter agreement further provides that Mr. Rosenblatt will be reimbursed for up to seven months of temporary housing (up to $50,000) and reasonable relocation expenses.

Mr. Rosenblatt also received a signing bonus of $350,000 in connection with the execution of the letter agreement. In the event that Mr. Rosenblatt resigns or his employment is terminated by the Company for cause (as defined in the letter agreement) within the first year of his employment with the Company, he is required to repay the Company within 30 days of his resignation or termination a proportionate amount of such signing bonus.

On the date of execution of his letter agreement, Mr. Rosenblatt was granted 225,000 options to purchase shares of the Company’s ordinary stock subject to the terms and conditions of the Company’s 2003 Incentive Compensation Plan (the “2003 Plan”) and 25,000 shares of restricted stock subject to the terms and conditions of the Company’s 2001 Stock Incentive Plan. In addition, pursuant to the terms of the letter agreement, on each of April 1, 2005 and April 1, 2006, Mr. Rosenblatt will be granted either (a) 175,000 stock options or (b) at the discretion of the Company, such other award other than stock options (including, but not limited to, cash, stock appreciation rights, restricted stock or restricted stock units) comparable in value to the grant of 175,000 stock options. On April 1, 2005, Mr. Rosenblatt was granted 175,000 stock options. Any stock options granted pursuant to the letter agreement will have an exercise price equal to the Fair Market Value (as defined in the 2003 Plan) of the Company’s ordinary shares on the grant date. Each stock option grant under the letter agreement will vest 25%, 25% and 50%, respectively, on each of the first three anniversaries of the grant date for each grant. The restricted stock granted under the letter agreement shall vest in full on the third anniversary of the letter agreement. In the event of a Change in Control (as defined in the 2003 Plan), all outstanding stock options, restricted stock or other such stock awards granted to Mr. Rosenblatt under the letter agreement shall become fully vested and exercisable.

If Mr. Rosenblatt is terminated for any reason other than his death, disability, resignation or Cause (as defined in the letter agreement), and if Mr. Rosenblatt executes a release and separation agreement satisfactory to the Company, Mr. Rosenblatt will receive base salary continuation for 12 months from the date his employment terminates. Such salary continuation will be offset by any compensation and benefits Mr. Rosenblatt is entitled to receive from other employment (including self employment) during the salary continuation period. Following such termination, Mr. Rosenblatt will not be entitled to any bonus not already paid or any other benefits provided by the letter agreement.

Mr. Rosenblatt has agreed in his employment agreement to abide by covenants regarding confidentiality of Company information, non-competition, and non-solicitation of Company employees.

Joel H. Newman

Mr. Newman retired from the Company in November 2004. The employment agreement, as amended, with Mr. Newman, the Company’s former Executive Vice President—Finance and Operations, provided for his employment with TH USA until March 31, 2005, provided, however, that Mr. Newman had the right to terminate his employment voluntarily before March 31, 2005 on at least 60 days’ advance notice to TH USA provided that the date of termination is after November 30, 2004 (an “Elective Termination”). The agreement provided for an annual base salary of $950,000 in fiscal 2004 and fiscal 2005. Under the agreement, Mr. Newman was entitled to receive a minimum bonus of $634,000 in fiscal 2004 and fiscal 2005; provided that if the Company achieves or exceeds its annual budget for a specified fiscal year, the minimum bonus will be 100% of the base salary for such year.

If Mr. Newman’s employment was terminated by the Company without “cause” (as defined in the agreement) or by Mr. Newman with “good reason” (as defined in the agreement), or when the agreement terminates on March 31, 2005, Mr. Newman would have generally, subject to certain conditions, be entitled to receive (i) base salary continuation until the end of the then current term plus one year (subject to mitigation from compensation and benefits received from other employment (the “Mitigation”)), (ii) any unpaid bonus for a fiscal year that ended on or before the date of termination, (iii) for a termination occurring on March 31, 2005, his full bonus for the fiscal year ended March 31, 2005, and (iv) for a termination occurring after March 31, 2004, but before March 31, 2005, a pro-rated annual bonus for the fiscal year in which the termination occurs. If Mr. Newman elected to terminate his employment before March 31, 2005 on 60 days notice, he was entitled to receive any unpaid bonus for a fiscal year that has ended and, subject to certain conditions, base salary continuation for the one-year period beginning on the date of termination, plus a pro-rated portion of his annual bonus (if any) that otherwise would have been payable to Mr. Newman in respect of the fiscal year in which the date of termination occurs.

In addition, if Mr. Newman’s employment was terminated during calendar year 2004 by the Company without cause or by Mr. Newman with good reason or if there is an Elective Termination, he would have received a full year’s credited service for 2004 under the SERP. Finally, if Mr. Newman’s employment was terminated by the Company without cause or by Mr. Newman with good reason within two years after a change of control, his salary continuation payments would not be subject to the Mitigation.

Mr. Newman has agreed in his employment agreement and his separation agreement to abide by covenants regarding confidentiality of Company information, non-competition, and non-solicitation of Company employees.

Theo Killion

On March 26, 2004, TH USA entered into a letter agreement with Mr. Killion, providing for his employment as Executive Vice President—Human Resources of TH USA. In January 2005, Mr. Killion was appointed as Executive Vice President—Human Resources of the Company.

Under the terms of the letter agreement, Mr. Killion will receive an annual base salary of $475,000, subject to annual increases not to exceed the average increase of salaried employees for TH USA. During fiscal year 2005, Mr. Killion’s base salary was increased to $500,000. Mr. Killion is eligible to participate in the Company’s Incentive Compensation Plan, with incentive levels set at 75% of his base salary and a maximum of 200%. Mr. Killion will participate in all benefit plans and programs the Company provides to all employees and those in a similar executive capacity, in accordance with their terms and conditions as they may be modified by the Company from time to time. The letter agreement further provides that Mr. Killion will be reimbursed for all usual and customary moving and relocation expenses, including up to 120 days of temporary housing. Mr. Killion also received a signing bonus of $175,000 in connection with the execution of the letter agreement.

Pursuant to the letter agreement, on March 30, 2004, Mr. Killion was granted 100,000 options to purchase shares of the Company’s ordinary stock subject to the terms and conditions of the 2003 Plan. In addition, pursuant to the terms of the letter agreement, on March 31, 2005, Mr. Killion was granted 50,000 stock options. Stock options granted pursuant to the letter agreement have an exercise price equal to the Fair Market Value (as defined in the 2003 Plan) of the Company’s ordinary shares on the grant date. Each stock option grant under the letter agreement will vest 25%, 25% and 50%, respectively, on each of the first three anniversaries of the grant date for each grant.

If Mr. Killion is terminated without Cause (as defined in the 2003 Plan) or there is a Change in Control (as defined in the 2003 Plan), and if Mr. Killion executes a release and separation agreement satisfactory to the Company, Mr. Killion will receive (i) base salary continuation for 12 months from the date his employment terminates; (ii) his earned bonus (according to the Company’s plan and performance); and (iii) reimbursement for the cost of his COBRA coverage (provided he elects for COBRA).

Mr. Killion has agreed in his employment agreement to abide by covenants regarding confidentiality of Company information, non-competition, and non-solicitation of Company employees.

Performance Awards

As described above, the Company is subject to Section 162(m), under which public companies are not permitted to deduct for federal income tax purposes annual compensation paid to certain executive officers in excess of $1,000,000 per executive, unless such excess is paid pursuant to an arrangement based upon performance and approved by shareholders and provided that the other requirements set forth in Section 162 (m) and related regulations are met.

On September 16, 2003, the Company’s Compensation Committee approved and the Board of Directors adopted, and on November 3, 2003, the shareholders of the Company approved, the Tommy Hilfiger Corporation 2003 Incentive Compensation Plan (the “2003 Plan”). The purpose of the 2003 Plan is to enable the Company and its subsidiaries to continue to attract, retain and motivate officers, employees and non-employee directors by providing incentives directly linked to the profitability of the Company’s businesses and increases in shareholder value by providing the Company with the ability to grant stock options and stock appreciation rights to employees, to pay performance-based annual bonuses to employees, and to make automatic grants of stock options to non-employee directors.

As explained above, Mr. Dyer’s employment agreement provides for annual bonuses. The annual bonuses for the fiscal year ended March 31, 2005 and subsequent fiscal years will be payable under the 2003 Plan. Generally, under Mr. Dyer’s employment agreement, his annual bonus is payable only if minimum goals for net revenue and income before taxes of the Company and its consolidated subsidiaries for the fiscal year as compared to the budgeted amount approved by the Company’s Board of Directors are met. Assuming that the applicable minimum goals for a fiscal year are met, the annual bonus will equal a percentage of Mr. Dyer’s base salary for the year, ranging between 25% and 200%, based upon the achievement of income before taxes and, for the fiscal years ended March 31, 2004, and March 31, 2005, only, the achievement of net revenue, in each case as compared to the budgeted amount.

Each bonus under the 2003 Plan other than those provided for under Mr. Dyer’s employment agreement, as described above, will be conditioned upon the attainment of pre-established performance goals measured over a performance period designated by the Company’s Compensation Committee. A performance period may be one or more periods of time over which the attainment of one or more performance goals will be measured for the purposes of determining a participant’s right to payment in respect of a bonus under the 2003 Plan. The performance goals applicable to a performance period must be established in writing by the Compensation Committee no later than the earlier of (i) 90 days after the start of the performance period or (ii) the date upon which 25% of the performance period has elapsed. The performance goals will be determined by reference to one or more of the following performance measures, as selected by the Compensation Committee and as applicable to the Company or any of its subsidiaries, or any of their respective divisions or business units: net revenues; gross profit; income before interest, taxes, depreciation and amortization; income from operations; income before taxes; net income; basic or diluted earnings per share; reduction of debt or similar obligations; unit volume; change in working capital; Company stock price; return on capital; and return on investment; each as determined in accordance with generally accepted accounting principles as consistently applied by the Company, and if so determined by the Compensation Committee, adjusted to omit the effects of extraordinary items of gain or loss on the disposal of a business segment, unusual or infrequently occurring events and transactions and cumulative effects of changes in accounting principles; provided that such an adjustment may only be made if the Compensation Committee has so provided before the end of the period described above for establishing performance goals, and then only to the extent permitted under Section 162(m) of the Internal Revenue Code. Performance measures may vary from performance period to performance period and from participant to participant.

Generally, a participant may receive a bonus only to the extent that the Compensation Committee certifies that the applicable performance goals have been achieved. The Compensation Committee has the discretion to reduce or eliminate, but cannot increase, any amounts otherwise payable in respect of bonuses under the 2003 Plan. In addition, in order to receive a bonus, a participant will be required to remain employed by the Company or one of its subsidiaries on the date of payment, unless otherwise provided in the applicable award schedule.

Any bonuses that are paid will be paid in the form of cash, Ordinary Shares, or a combination thereof, as the Committee may determine in its sole discretion, except to the extent otherwise provided in the applicable award schedule.

Awards under the 2003 Plan to officers and employees in the form of non-qualified stock options, incentive stock options, stock appreciation rights and bonuses are intended to qualify as “performance based compensation” under Section 162(m) of the Internal Revenue Code of 1986, as amended. Currently, the bonuses for Messrs. Horowitz and Newman for fiscal 2005 are based on the requirements of the 2003 Plan.

Indemnification Agreements

Under the law of the British Virgin Islands (“BVI”), where the Company is incorporated, and the law of Delaware, where the Company’s principal U.S. subsidiary, TH USA is incorporated, a corporation has the power to provide mandatory indemnification against certain liabilities and expenses incurred by its officers and directors if they meet the applicable statutory standard of conduct.

In the case of officers and directors of TH USA, TH USA’s by-laws, as permitted by Delaware law, provide that TH USA shall indemnify any person who is or was a party or threatened to be a party to any threatened, pending or completed proceedings by reason of the fact that the person is or was a director or officer of TH USA, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of TH USA. TH USA’s by-laws also require TH USA to advance expenses incurred in defending or investigating a threatened or pending proceeding upon receipt by TH USA of an undertaking by the director or officer to repay such amount if it is ultimately determined that such person is not entitled to be indemnified.

In the case of officers and directors of the Company, the Company’s Articles of Association permit the Company to indemnify any person who is or was a party or threatened to be made a party to any threatened, pending or completed proceedings by reason of the fact that the person is or was a director or officer of the Company, if such person acted honestly and in good faith with a view to the best interests of the Company.

On March 31, 2005, as permitted by BVI law, the Company began entering into indemnification agreements with its current officers and directors, including Messrs. Horowitz, Hilfiger, Dyer, Rosenblatt and Killion, following the prior authorization of such agreements by the unanimous vote of the Company’s independent directors. These indemnification agreements provide mandatory indemnification and advancement of expenses for the Company’s current officers and directors, subject to meeting the applicable standard of conduct under BVI law, that is generally comparable to the mandatory indemnification and advancement of expenses provided to TH USA’s officers and directors under TH USA’s by-laws.

The indemnification agreements require the Company to indemnify its officers and directors to the fullest extent permitted by applicable law if, by reason of their serving or having served as officers or directors of the Company or, at the request of the Company, in any capacity at another entity, they are made or threatened to be made a party to or a participant in any proceeding, against costs and expenses, including reasonable attorneys’ fees, and any losses, judgments or amounts paid in settlement actually and reasonably incurred in connection with such proceeding, if the officer or director acted honestly and in good faith with a view to the best interests of the Company. The indemnification agreements also require the Company to pay in advance of the final disposition of a proceeding all reasonable expenses, including reasonable attorneys’ fees, incurred in connection with such proceeding, subject to an undertaking by the officer or director to repay any advance if it is ultimately determined that the officer or director is not entitled to be indemnified against such expenses.

The rights under the indemnification agreement to receive indemnification and advancement of expenses are not exclusive of any other rights that the director or officer may have under applicable law, the Company’s Articles of Association, a vote of stockholders or a resolution of directors, director and officer liability insurance policies or otherwise.

The Company is not required by the indemnification agreements to indemnify the directors and officers against fines and penalties or with respect to claims (i) for an accounting of profits made from the purchase or sale of the Company’s securities under Section 16 of the Securities Exchange Act of 1934, (ii) resulting from the person’s knowingly fraudulent, dishonest or willful misconduct, or (iii) for which the payment of expenses or losses under the indemnification agreement is not permitted by applicable law. The indemnification agreements require the officer or director (i) to cooperate fully with the Company in responding to any proceeding, (ii) to provide all required information and documents, and (iii) to be available for testimony, in each case as reasonably requested by the Company. A determination regarding a person’s entitlement to indemnification may be made by either independent counsel selected by the Board of Directors of the Company or by the disinterested directors of the Company.

The indemnification agreements also provide that the Company shall use its best efforts to continue to maintain directors’ and officers’ liability insurance policies for the benefit of the persons executing the indemnification agreements having at least the same liability coverage amounts as the Company’s current directors’ and officers’ liability insurance policies; provided that the Company is not obligated to pay premiums for such insurance that are, in the good faith determination of the Board of Directors of the Company, unreasonable for the Company to undertake.

Stock-Based Plans

Employee Stock Incentive Plans. At the Company’s 2003 annual meeting, the shareholders approved the 2003 Plan, which was subsequently amended in February 2004. The purpose of the 2003 Plan is to enable the Company and its subsidiaries to continue to attract, retain and motivate officers, employees and non-employee directors by providing incentives directly linked to the profitability of the Company’s businesses and increases in shareholder value by providing the Company with the ability to grant stock options and stock appreciation rights to employees, to pay performance-based annual bonuses to employees, and to make automatic grants of stock options to non-employee directors.

Currently, the Company grants options under the 2003 Plan and under the Tommy Hilfiger Corporation 2001 Stock Incentive Plan (the “2001 Stock Incentive Plan”), which was approved by the Company’s shareholders at the Company’s 2001 annual meeting. Following such approval, no further grants may be made under the Tommy Hilfiger U.S.A. and Tommy Hilfiger (Eastern Hemisphere) Limited 1992 Stock Incentive Plans (the “1992 Stock Incentive Plans”; and together with the 2001 Stock Incentive Plan and the 2003 Plan, the “Employee Stock Incentive Plans”). Grants previously made under the 1992 Stock Incentive Plans remain outstanding in accordance with their terms. The Company expects to continue to make grants under its 2001 Stock Incentive Plan while Ordinary Shares remain available thereunder.

The 2001 Stock Incentive Plan authorizes the grant of stock options, stock appreciation rights related to stock options and restricted stock to officers, employees and directors of the Company and its subsidiaries with respect to up to 3,500,000 Ordinary Shares (subject to certain adjustments as provided in the plan); provided that no more than 350,000 of those shares may be awarded pursuant to grants of restricted stock. No participant under the 2001 Stock Incentive Plan may be granted awards covering in excess of 700,000 Ordinary Shares in any fiscal year of the Company.

The 2001 Stock Incentive Plan is administered by the Company’s Compensation Committee. Awards under the plan are subject to such terms and conditions as may be determined by the Compensation Committee and specified in the applicable award agreement; provided that any stock option or related stock appreciation right must have an exercise price of not less than fair market value at, and may not be exercisable more than 10 years after, the date of grant. An award agreement may provide for acceleration or immediate vesting in the event of a change of control of the Company or any of its subsidiaries.

Mr. Hilfiger is not eligible for grants under the 2001 Stock Incentive Plan.

The 2003 Plan authorizes the grant of stock options and stock appreciation rights related to stock options to officers, employees and non-employee directors of the Company and its subsidiaries with respect to up to 3,500,000 Ordinary Shares (subject to certain adjustments as provided in the plan). No participant under the 2003 Plan may be granted awards covering in excess of 700,000 Ordinary Shares in any fiscal year of the Company.

The 2003 Plan is administered by the Company’s Compensation Committee. Awards under the plan are subject to such terms and conditions as may be determined by the Compensation Committee and specified in the applicable award agreement; provided that any stock option or related stock appreciation right must have an exercise price of not less than fair market value at, and may not be exercisable more than 10 years after, the date of grant. Under the 2003 Plan, in the event of a change of control of the Company, unless otherwise provided in the applicable award agreement or another agreement with a particular participant, unvested stock options and stock appreciation rights will vest in full and, if the participant’s employment terminates, other than for cause, within two years following the change of control, his or her vested stock options and stock appreciation rights will remain exercisable for at least two years or, if shorter, the remainder of their original terms.

Mr. Hilfiger is eligible for grants under the 2003 Plan.

Currently, over half of the full-time employees of the Company and its subsidiaries are participants in the Employee Stock Incentive Plans.

Directors Option Plan. In August 1994, the shareholders of the Company approved the Tommy Hilfiger Corporation Non-Employee Directors Stock Option Plan, which was amended in February 2004 (the “Directors

Option Plan”). Options for up to 400,000 Ordinary Shares (subject to certain adjustments as provided in the plan) may be granted under the Directors Option Plan. Each director who is not an officer or employee of the Company or any subsidiary of the Company (a “Non-Employee Director”) receives an initial stock option to purchase 20,000 Ordinary Shares, and subsequent annual grants of options to purchase 4,000 Ordinary Shares (the “Annual Option Grant”), in each case at an exercise price equal to the fair market value at the date of grant.

The Directors Option Plan is administered by the Company’s Compensation Committee. However, grants of stock options to participants under the Directors Option Plan and the amount, nature and timing of the grants are not subject to the determination of such committee.

The term of each stock option granted under the Directors Option Plan is 10 years unless earlier terminated by termination of the director status of a Non-Employee Director, and the stock options granted prior to February 2, 2004, are exercisable in equal installments over five years from the date of grant. Grants made under the Directors Option Plan on or after February 2, 2004, are fully exercisable on the anniversary of the date of grant.

The Directors Option Plan expired on December 31, 2004. Following the expiration of the Directors Option Plan, stock options will be granted to Non-Employee Directors under the 2003 Plan. Under the 2003 Plan, each Non-Employee Director receives an initial stock option to purchase 20,000 Ordinary Shares, and subsequent annual grants of options to purchase 4,000 Ordinary Shares, in each case at an exercise price equal to the fair market value at the date of grant.

The 2003 Plan is administered by the Company’s Compensation Committee. However, grants of stock options to Non-Employee Directors under the 2003 Plan and the amount, nature and timing of the grants are not subject to the determination of such committee.

The term of each stock option granted under the 2003 Plan is 10 years unless earlier terminated by termination of the director status of a Non-Employee Director, and the stock options granted are fully exercisable on the anniversary of the date of grant. The 2003 Plan expires on December 31, 2013.

Compensation Committee Interlocks and Insider Participation

The Company’s Compensation Committee consists of Ms. DeVard, who is the Chair, Mr. Baeza and Mr. Sze.

AIHL-Pepe Limited, a BVI corporation (collectively with its predecessors and certain of its affiliates, “AIHL”), is owned 22.5% by Mr. Hilfiger, Honorary Chairman of the Board, Principal Designer and a Director of the Company, and 7.5% by Mr. Horowitz, formerly Non-Executive Chairman of the Board and a Director of the Company.

During the Company’s last fiscal year, Messrs. Hilfiger and Horowitz were executive officers and/or directors of AIHL (which has no Compensation Committee).

See “Certain Relationships and Related Transactions.”

Compensation Committee Report on Executive Compensation

The Compensation Committee of the Board of Directors is responsible for reviewing and approving the Company’s compensation policies and the compensation paid to its executive officers, including the Named Executive Officers.

General Policies Regarding Compensation of Executive Officers. In establishing compensation and benefit levels for executive officers, the Committee seeks to (i) attract and retain individuals of superior ability and managerial talent, (ii) motivate executive officers to increase Company performance and (iii) reward executives for exceptional individual contributions to the achievement of the Company’s business objectives. The Company’s compensation structure consists of base salary, variable annual cash bonuses and stock-based long-term incentive awards in the form of stock options and restricted stock.

In determining salary and bonus levels for executive officers, the Committee reviews certain Company performance factors, including net revenue, operating earnings, net income and net profit margin. Performance is measured in terms of both quantitative and qualitative goals at the corporate, departmental and individual levels.

Cash compensation levels, including salary and bonus, of certain of the Company’s executive officers, including certain of the Named Executive Officers, are determined based upon the amounts and formulas prescribed by each such executive’s employment agreement. See “—Certain Employment Agreements.” These employment agreements are generally long-term with a view toward achieving consistency at the higher levels of the Company’s management ranks, and contain variable salary and bonus structures that directly link the compensation paid to certain executive officers to the Company’s satisfactory achievement of certain performance goals. Performance-based compensation is generally determined based upon the attainment of certain annual net revenue, operating earnings, net income and net profit margin thresholds. Such bonus payments, other than bonus payments prescribed by the employment agreements, are generally at the discretion of the Committee and may be reduced from the amounts prescribed by the formulas if, in the determination of the Committee, such an adjustment is warranted.

Long-term incentive compensation of the Company’s executive officers generally takes the form of stock option grants and restricted stock. These grants are available under the 2001 Stock Incentive Plan and the 2003 Plan and may be utilized to provide incentives to certain of the Company’s executive officers, as well as the majority of its employees. See “—Stock-Based Plans—Employee Stock Incentive Plans.” The objective of such grants is to align the long-term interests of the Company’s executives with those of its shareholders. The Committee has the responsibility of overseeing stock option and restricted stock grants to eligible executive officers and employees of the Company.

Compensation levels are analyzed by the Committee from time to time through an assessment of prevailing compensation levels among the Company’s competitors. The Company’s competitors, for this purpose, include certain of the companies included in the industry index used for comparison with the Company’s performance in the cumulative total shareholder return graph which follows this report, as well as other companies which, in the Committee’s view, compete with the Company for executive talent. These competitors may also include non-public companies and companies in related industries such as retailing or general apparel manufacturing. In selected cases, the Committee has believed that exceptional executive talent may only be attracted and retained by compensation at the high end of prevailing levels among the Company’s competitors.

While the Committee has a policy of seeking, in all material respects, to maintain full deductibility of executive compensation within the guidelines of Section 162(m), the Committee has retained the flexibility to structure compensation arrangements that are not fully deductible under Section 162(m) where the Committee determines, based upon its business judgment, that such arrangements are in the best interests of the Company and its shareholders.

Fiscal Year 2005 Compensation. Pursuant to Mr. Hilfiger’s employment agreement, which has been in effect since 1989, his annual cash compensation is based on a percentage of certain of the Company’s net sales and, accordingly, year-to-year changes in his compensation are tied to changes in such sales. See “—Certain Employment Agreements.” For fiscal year 2005, Mr. Hilfiger’s compensation decreased by approximately 21% from the prior fiscal year. The Committee has reviewed other compensation arrangements in the apparel industry that are based on a percentage of net sales and has determined that Mr. Hilfiger’s compensation, while at the high end of the range in terms of total dollars paid, is not unreasonable in terms of the percentage paid. In addition, the Committee noted that Mr. Hilfiger (i) is not eligible for stock option awards under the 2001 Stock Incentive Plan and has not been granted stock options under the 2003 Plan and (ii) waived any additional compensation attributable to the net sales of the Company’s acquired European licensee to which he might otherwise have been contractually entitled under his existing employment arrangement. See “—Certain Employment Agreements.”

For fiscal 2005, Mr. Horowitz received base salary and bonus compensation pursuant to an employment agreement. See “—Certain Employment Agreements.” Mr. Horowitz did not receive any grant of stock options or restricted stock during the fiscal year.

For fiscal 2005, Mr. Rosenblatt, who joined the Company in November 2004, received a pro-rata payment of his base salary from the time he commenced his employment until the end of the fiscal year. In addition, in connection with the execution of his letter agreement, Mr. Rosenblatt (i) received a signing bonus of $350,000; (ii) was granted (a) an option to purchase 225,000 ordinary shares of the Company, and (b) 25,000 shares of restricted stock; and (iii) was reimbursed for temporary housing and reasonable relocation expenses.

For fiscal 2005, Mr. Killion (i) received a base salary, as well as a discretionary bonus award of $56,250, which was generally determined based on the Company’s pre-tax earnings performance (excluding special items) relative to its annual budget for such year; and (ii) was granted an option to purchase 50,000 ordinary shares of the Company.

For fiscal 2005, Mr. Newman, who is the former Executive Vice President—Finance and Operations of the Company, received base salary and bonus compensation pursuant to an employment agreement. See “—Certain Employment Agreements.” He did not receive any grant of stock options or restricted stock during the fiscal year.

Overall, such compensation represents, in the opinion of the Committee in light of industry standards, compensation commensurate with these executives’ contributions to the growth, profitability and strategic direction of the Company.

Compensation of the Chief Executive Officer and President.

Mr. Dyer is the Chief Executive Officer and President of the Company. Mr. Dyer’s base salary and bonus is determined pursuant to his employment agreement. See “—Certain Employment Agreements.” Mr. Dyer’s employment agreement provides for him to receive a base salary of at least $1,250,000 per year, with annual increases at least equal to the average annual base salary increases provided TH USA’s corporate employees generally in the annual review process. For fiscal 2005, Mr. Dyer received a base salary of $1,250,000, as he waived the $37,500 increase in his annual base salary that was to have taken effect beginning in October 1, 2004 pursuant to his employment agreement.

On August 10, 2005, the Company, THUSA, and Mr. Dyer, entered into an agreement, at Mr. Dyer’s initiative, that waives certain bonus payments and salary increases he would otherwise have been contractually entitled to receive under his August 2003 employment agreement. Mr. Dyer had initiated discussions with the Committee last year about his request for these waivers in order to better align with the Company’s employee compensation structure in view of what he believed was good management practice at a time of corporate repositioning. See “—Certain Employment Agreements.”

Mr. Dyer’s fiscal year 2005 performance-based compensation was determined in accordance with his employment agreement, under which he is eligible for an annual cash bonus based upon achieving specified revenue and net income goals, with a target bonus of 100% of his base salary and a maximum bonus of 200% of his base salary. Based on the achievement by the Company of the specified revenue and net income goals, for fiscal 2005, Mr. Dyer’s performance-based annual cash bonus was $312,500, of which $125,000 was waived by Mr. Dyer pursuant to the waiver described above.

Pursuant to the terms of his employment agreement, for fiscal 2005, Mr. Dyer was granted an option to purchase 500,000 ordinary shares of the Company. For fiscal 2005, Mr. Dyer also received: (i) additional compensation of $464,701, representing imputed income for personal travel by Mr. Dyer on private aircraft paid by the Company based on the Company’s aggregate incremental cost; and (ii) other compensation of $2,100, representing employer match contributions under the Tommy Hilfiger U.S.A., Inc. 401(k) Profit Sharing Plan. See “—Executive Compensation—Summary Compensation Table.”

The Committee believes that the total fiscal year 2005 compensation payable to Mr. Dyer is consistent with the Company’s executive compensation philosophy described above.

COMPENSATION COMMITTEE

Jerri DeVard, Chair

Mario Baeza

Robert Sze

Comparison of Cumulative Total Shareholder Return

The following graph compares the cumulative total shareholder return on the Company’s Ordinary Shares over a 5-year period with that of (i) the S&P 500 Index and (ii) the S&P Apparel and Accessories Index, assuming in each case an investment of $100 on March 31, 2000 and reinvestment of all dividends.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Certain relationships and transactions between the Company and certain directors and executive officers of the Company and certain of their affiliates are described below. See “Executive Compensation—Compensation Committee Interlocks and Insider Participation” for a complete description of the interests and relationships of such directors and executive officers in and with these affiliates.

Tommy Hilfiger Licensing, Inc. (“THLI”) is party to a geographic license agreement for Japan with Tommy Hilfiger Japan Corporation (“THJC”). Messrs. Hilfiger and Horowitz indirectly own a minority equity interest in THJC. Under the license agreement, THJC pays THLI a royalty based on a percentage of the value of licensed products sold by it. Subject to certain exceptions, all products sold by or through THJC must be purchased through THEH or TH USA pursuant to buying agency agreements. Under these agreements, THEH and TH USA are paid a buying agency commission based on a percentage of the cost of products sourced through them. Pursuant to these arrangements, royalties and buying agency commissions totaled $6,310,000 during fiscal 2005.

Messrs. Hilfiger and Horowitz indirectly hold a minority equity interest in Pepe Jeans SL, which serves as TH Europe’s sales and collection agent in Spain. In fiscal 2005, commissions and fees paid by TH Europe pursuant to these arrangements totaled $11,184,000.

Pursuant to the indemnification provisions of the applicable Articles of Association and by-laws of the Company and its subsidiaries, as well as indemnification agreements entered into between THC and its officers and directors, the Company and TH USA have been paying the legal fees and expenses of certain officers and directors of the Company and its subsidiaries that are incurred in connection with the USAO investigation and related class action lawsuits, subject to undertakings by the individuals to reimburse such amounts in the event it is ultimately determined that they are not entitled to indemnification. The following is a list of the Company’s directors and officers that have received advancement of their legal fees in excess of $60,000 for the fiscal year ended March 31, 2005 and the amount advanced as of such date: (i) Mr. Hilfiger: $150,220; (ii) Mr. Horowitz: $115,387; (iii) Mr. Dyer: $161,008; (iv) Mr. Scirocco: $ 243,216. As a condition to the payment by TH USA of such expenses (including attorneys’ fees), each director and officer receiving such advances, has signed an undertaking to repay to TH USA any amounts advanced to him/her if it shall ultimately be determined that they are not entitled to be indemnified by TH USA or that the amount advanced to them exceeds the indemnification to which they are entitled as authorized by the By-Laws of TH USA or under applicable law. These amounts have been expensed and are included in SG&A expenses.

The Audit Committee of the Board of Directors reviews transactions between the Company and its affiliates to seek to provide that such transactions are on terms which are no less favorable as a whole to the Company than could be obtained from unaffiliated parties.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s officers and directors, and certain persons who own more than 10% of a registered class of the Company’s equity securities (collectively, “Reporting Persons”), to file reports of ownership and changes in ownership (“Section 16 Reports”) with the Securities and Exchange Commission (the “SEC”) and the New York Stock Exchange. Reporting Persons are required by the SEC to furnish the Company with copies of all Section 16 Reports they file.

Based solely on its review of the copies of such Section 16 Reports received by it, or written representations received from certain Reporting Persons, all Section 16(a) filing requirements applicable to the Company’s Reporting Persons during and with respect to the fiscal year ended March 31, 2005 have been complied with on a timely basis.

PROPOSAL TWO:    RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Nominee for Independent Registered Public Accounting Firm

The Audit Committee of the Board of Directors has appointed the firm of PricewaterhouseCoopers LLP (“PwC”) as independent registered public accounting firm of the accounts of the Company for the 2006 fiscal year, subject to ratification by shareholders. PwC and one of its predecessors, Price Waterhouse LLP, have served as independent registered public accounting firm for the Company since 1992. A representative of PwC will attend the Annual Meeting and will have the opportunity to make a statement and respond to appropriate questions from shareholders.

The affirmative vote of a majority of the Ordinary Shares voting, in person or by proxy, on this proposal at the Annual Meeting is required for the ratification of the appointment of PwC as the Company’s independent registered public accounting firm for the 2006 fiscal year.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE 2006 FISCAL YEAR.

Principal Accountant Fees and Services

Set forth below are the (i) audit fees, (ii) audit-related fees, (iii) tax fees, and (iv) all other fees billed to the Company by PricewaterhouseCoopers LLP (“PwC”), the Company’s independent registered public accounting firm, for professional services for the fiscal years ended March 31, 2005 and 2004, respectively.

	2005	2004
Audit Fees (1)	$4,278,600	$727,317
Audit Related Fees (2)	$561,500	$33,242
Tax Fees (3)	$1,359,900	$968,519
All Other Fees	—	—

(1)	Includes fees billed by PwC in connection with the audit of the Company’s financial statements, the review of the financial statements included in the Company’s Quarterly Reports on Form 10-Q and Sarbanes-Oxley compliance testing.
(2)	Includes fees billed by PwC for certain due diligence procedures for the years ended March 31, 2005 and 2004.
(3)	Tax fees consist of fees for tax consultation and tax compliance services. These fees include tax filing and compliance fees of $1,100,000 for the year ended March 31, 2005 and $792,873 for the year ended March 31, 2004.

The Audit Committee’s charter provides that the Audit Committee shall pre-approve all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for the Company by its independent registered public accounting firm, subject to the de minimis exceptions for non-audit services described in Section 10A(i)(1)(B) of the Securities Exchange Act of 1934 which are approved by the Audit Committee prior to completion of the audit. The Audit Committee may form and delegate authority to subcommittees consisting of one or more members when appropriate, including the authority to grant pre-approvals of audit and permitted non-audit services, provided that decisions of such subcommittee to grant pre-approvals shall be presented to the full Audit Committee at the next scheduled Audit Committee meeting. In the fiscal year ended March 31, 2005, 100% of the audit-related fees, tax fees and all other fees were approved by the Audit Committee.

The Audit Committee considered whether the provision of non-audit services by PwC is compatible with maintaining PwC’s independence with respect to the Company and determined that to be the case.

Audit Committee Report

The Audit Committee reviews the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process. The Company’s independent registered public accounting firm is responsible for expressing an opinion on the conformity of the Company’s audited financial statements to generally accepted accounting principles.

In this context, the Committee has (i) reviewed and discussed with management the Company’s audited financial statements, (ii) discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), (iii) received from the independent auditors the written disclosures and the letter required by Independence Standards Board No. 1 (Independence Discussions with Audit Committees) and discussed with them their independence from the Company and its management and (iv) considered whether the independent registered public accounting firm’s provision of non-audit services to the Company is compatible with the auditors’ independence.

Based on the reviews and discussions referred to above, the Committee recommended to the Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2005 for filing with the SEC.

AUDIT COMMITTEE

Robert Sze, Chairman

Mario Baeza

Clinton Silver

PROPOSALS OF SHAREHOLDERS

Shareholder proposals intended to be included in the Company’s Proxy Statement for the 2006 Annual Meeting of Shareholders pursuant to Rule 14a-8 of the Exchange Act must be received by the Company by May 23, 2006. Proposals for the 2006 Annual Meeting of Shareholders submitted outside the processes of Rule 14a-8 will be considered untimely for purposes of Rule 14a-4(c) of the Exchange Act if not received by the Company by August 6, 2006.

OTHER MATTERS

The Board of Directors does not know of any other business that may be presented for consideration at the Annual Meeting. If any business not described herein should come before the Annual Meeting, the persons named in the enclosed proxy card will vote on those matters in accordance with their best judgment.

A copy of the Company’s Annual Report on Form 10-K (including the financial statements and any financial statement schedules, but excluding certain other exhibits) for the fiscal year ended March 31, 2005 is enclosed with this proxy statement.

By order of the Board of Directors

NANCY T.Y. SHUM

Secretary

Hong Kong

November 23, 2005

Appendix A

January 30, 2005

TOMMY HILFIGER CORPORATION

AMENDED AND RESTATED

AUDIT COMMITTEE CHARTER

Purpose

The Audit Committee is appointed by the Board to assist the Board in monitoring (1) the integrity of the financial statements of the Company, (2) the independent auditor’s qualifications and independence, (3) the performance of the Company’s internal audit function and independent auditors, and (4) the compliance by the Company with legal and regulatory requirements.

The Audit Committee shall prepare the report required by the rules of the Securities and Exchange Commission (the “Commission”) to be included in the Company’s annual proxy statement.

Committee Membership

The Audit Committee shall consist of no fewer than three members. The members of the Audit Committee shall meet the independence and experience requirements of the New York Stock Exchange, Section 10A(m)(3) of the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules and regulations of the Commission. At least one member of the Audit Committee shall be an “audit committee financial expert” as defined by the Commission. Audit Committee members shall not simultaneously serve on the audit committees of more than two other public companies. The members of the Audit Committee shall be appointed by the Board on the recommendation of the Nominating & Governance Committee. Audit Committee members may be replaced by the Board.

Meetings

The Audit Committee shall meet as often as it determines, but not less frequently than quarterly. The Audit Committee shall meet periodically in separate executive sessions with management, the internal auditors and the independent auditor, and have such other direct and independent interaction with such persons from time to time as members of the Audit Committee deem appropriate. The Audit Committee may request any officer or employee of the Company or the Company’s outside counsel or independent auditor to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.

Committee Authority and Responsibilities

The Audit Committee shall have the sole authority to appoint or replace the independent auditor (subject, if applicable, to shareholder ratification). The Audit Committee shall be directly responsible for the compensation and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work. The independent auditor shall report directly to the Audit Committee.

The Audit Committee shall preapprove all auditing services, internal-control related services, and permitted non-audit services (including the fees and terms thereof) to be performed for the Company by its independent auditor, subject to the de minimis exceptions for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act which are approved by the Audit Committee prior to the completion of the audit. The Audit Committee may form and delegate authority to subcommittees consisting of one or more members when appropriate, including the authority to grant preapprovals of audit and permitted non-audit services, provided that decisions of such subcommittee to grant preapprovals shall be presented to the full Audit Committee at its next scheduled meeting.

The Audit Committee shall have the authority, to the extent it deems necessary or appropriate, to retain independent legal, accounting or other advisors. The Company shall provide for appropriate funding, as determined by the Audit Committee, for payment of compensation to the independent auditor for the purpose of rendering or issuing an audit report and to any advisors employed by the Audit Committee.

The Audit Committee shall make regular reports to the Board. The Audit Committee shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval. The Audit Committee shall annually review the Audit Committee’s own performance.

The Audit Committee, to the extent it deems necessary or appropriate, shall:

Financial Statement and Disclosure Matters

1.	Review and discuss with management and the independent auditor the annual audited financial statements, including disclosures made in management’s discussion and analysis, and recommend to the Board whether the audited financial statements should be included in the Company’s Form 10-K.

2.	Review and discuss with management, including the senior internal auditing executive, and with the independent auditor, the Company’s internal controls report and the independent auditor’s attestation of the report prior to the filing of the Company’s Form 10-K.

3.	Review and discuss with management and the independent auditor the Company’s quarterly financial statements, including disclosures made in management’s discussion and analysis, prior to the filing of its Form 10-Q, including the results of the independent auditor’s review of the quarterly financial statements.

4.	Discuss with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements, including any significant changes in the Company’s selection or application of accounting principles, any major issues as to the adequacy of the Company’s internal controls, any special steps adopted in light of material control deficiencies and the adequacy of disclosures about changes in internal control over financial reporting.

5.	Review and discuss quarterly reports from the independent auditors on:

(a)	All critical accounting policies and practices to be used.

(b)	All alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor.

(c)	Other material written communications between the independent auditor and management, such as any management letter or schedule of unadjusted differences.

6.	Discuss with management the Company’s earnings press releases, including the use of “pro forma” or “adjusted” non-GAAP information, as well as financial information and earnings guidance provided to analysts and rating agencies. Such discussion may be done generally (consisting of discussing the types of information to be disclosed and the types of presentations to be made).

7.	Discuss with management and the independent auditor the effect of regulatory and accounting initiatives as well as off-balance sheet structures on the Company’s financial statements.

8.	Discuss with management the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies.

9.	Discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit, including any difficulties encountered in the course of the audit work, any restrictions on the scope of activities or access to requested information, and any significant disagreements with management.

10.	Review disclosures made to the Audit Committee by the Company’s CEO and CFO during their certification process for the Form 10-K and Form 10-Q about any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in the Company’s internal controls.

Oversight of the Company’s Relationship with the Independent Auditor

11.	Review and evaluate the lead partner of the independent auditor team.

12.	Obtain and review a report from the independent auditor at least annually regarding (a) the independent auditor’s internal quality-control procedures, (b) any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm, (c) any steps taken to deal with any such issues, and (d) all relationships between the independent auditor and the Company. Evaluate the qualifications, performance and independence of the independent auditor, including considering whether the auditor’s quality controls are adequate and the provision of permitted non-audit services is compatible with maintaining the auditor’s independence, taking into account the opinions of management and internal auditors. The Audit Committee shall present its conclusions with respect to the independent auditor to the Board.

13.	Ensure the rotation of the audit partners as required by law. Consider whether, in order to assure continuing auditor independence, it is appropriate to adopt a policy of rotating the independent auditing firm on a regular basis.

14.	Recommend to the Board policies for the Company’s hiring of employees or former employees of the independent auditor who participated in any capacity in the audit of the Company.

15.	Meet with the independent auditor prior to the audit to discuss the planning and staffing of the audit.

Oversight of the Company’s Internal Audit Function

16.	Review the appointment and replacement of the senior internal auditing executive.

17.	Review the significant reports to management prepared by the internal auditing department and management’s responses.

18.	Discuss with the independent auditor and management the internal audit department responsibilities, budget and staffing and any recommended changes in the planned scope of the internal audit.

Compliance Oversight Responsibilities

19.	Discuss with the independent auditor whether they became aware of any instances of fraud.

20.	Obtain reports from management, the Company’s senior internal auditing executive and the independent auditor of knowledge regarding violations by the Company and its subsidiary/foreign affiliated entities of any applicable legal requirements or the Company’s Code of Business Conduct and Ethics. Review reports and disclosures of insider and affiliated party transactions. Advise the Board with respect to the Company’s policies and procedures regarding compliance with applicable laws and regulations and with the Company’s Code of Business Conduct and Ethics.

21.	Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

22.	Discuss with management and the independent auditor any correspondence with regulators or governmental agencies and any published reports which raise material issues regarding the Company’s financial statements or accounting policies.

23.	Discuss with the Company’s General Counsel legal matters that may have a material impact on the financial statements or the Company’s compliance policies and internal controls.

Limitation of Audit Committee’s Role

While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. These are the responsibilities of management and the independent auditor, as appropriate.

The Board of Directors recommends a vote “FOR” Proposals 1 and 2.

Please Mark Here for Address Change or Comments

SEE REVERSE SIDE

1. To elect three directors to the Board of Directors of the Company for terms to expire at the 2008 Annual Meeting of Shareholders;

FOR all nominees WITHHOLD NOMINEES: listed to the left AUTHORITY

01 Thomas J. Hilfiger, (except as marked to vote for all nominees 02 Jerri L. DeVard and to the contrary) listed to the left 03 Robert T.T. Sze

FOR AGAINST ABSTAIN

2. Ratify the appointment of PricewaterhouseCoopers LLC as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2006; and

3. In their discretion on such other matters as may properly come before the meeting or any adjournment thereof.

(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee’s name in the space provided below.)

WILL ATTEND

If you plan to attend the Annual Meeting, please mark the WILL ATTEND box.

Signature Signature Dated , 2005

Note: Please date and sign this proxy exactly as your name appears hereon. In the case of joint owners, each joint owner should sign. When signing in a fiduciary or representative capacity, please give your full title. If this proxy is submitted by a corporation or partnership, it should be executed in the full corporate or partnership name by a duly authorized person.

FOLD AND DETACH HERE

Vote by Internet or Telephone or Mail

24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet http://www.proxyvoting.com/tom

Use the internet to vote your proxy. Have your proxy card in hand when you access the web site.

OR

Telephone

1-866-540-5760

Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

OR

Mail

Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

TOMMY HILFIGER CORPORATION

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE 2005 ANNUAL MEETING OF SHAREHOLDERS - DECEMBER 21, 2005

The undersigned hereby appoints David F. Dyer and James Gallagher, and each of them, with full power of substitution, for and in the name of the undersigned to vote all Ordinary Shares, par value $.01 per share, of Tommy Hilfiger Corporation, a British Virgin Islands corporation, that the undersigned would be entitled to vote if personally present at the 2005 Annual Meeting of Shareholders, to be held at The Fairmont Hamilton Princess Hotel, 76 Pittsbay Road, Hamilton, Bermuda, on Wednesday, December 21, 2005 at 12:00 noon, local time, and at any adjournment thereof, upon the matters described in the Notice of Annual Meeting and Proxy Statement dated November 23, 2005, receipt of which is hereby acknowledged, subject to any direction indicated on the reverse side of this card and upon any other business that may properly come before the meeting or any adjournment thereof, hereby revoking any proxy heretofore executed by the undersigned to vote at said meeting.

This proxy is being solicited by the Board of Directors of Tommy Hilfiger Corporation. THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED “FOR” PROPOSALS 1 AND 2, AND WITH RESPECT TO ITEM 3, AS SAID PROXIES, AND EACH OF THEM, MAY DETERMINE.

CONTINUED AND TO BE MARKED, SIGNED AND DATED ON REVERSE SIDE

Address Change/Comments (Mark the corresponding box on the reverse side)

FOLD AND DETACH HERE

You can now access your Tommy Hilfiger Corporation account online.

Access your Tommy Hilfiger Corporation shareholder account online via Investor ServiceDirect® (ISD).

Mellon Investor Services LLC, Transfer Agent for Tommy Hilfiger Corporation, now makes it easy and convenient to get current information on your shareholder account.

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